TRANSGLOBE ENERGY CORPORATION ANNOUNCES

DIRECTOR/PDMR SHAREHOLDINGS

AIM & TSX:  “TGL” & NASDAQ:  “TGA”

Calgary, Alberta, May 15, 2020 - TransGlobe Energy Corporation (“TransGlobe” or the “Company”) announces that on May 14, 2020 Stock Options previously granted to Ross Clarkson and Randy Neely on May 14, 2015 have expired.

	Position	Type	Quantity Previous Awarded	Quantity Expired	Exercise Price of Grant ($Cdn)	Number Held Following Expiration
Ross Clarkson	Non-Independent Director	Stock Option	1,374,577	306,000	$4.99	1,068,577
Randy Neely	President and Chief Executive Officer	Stock Option	1,100,588	162,000	$4.99	938,588

The notifications set out below are provided in accordance with the requirements of the EU Market Abuse Regulation.

Notification of a Transaction pursuant to Article 19(1) of Regulation (EU) No. 596/2014

1)Details of PDMR a)Name	Ross Clarkson	Randy Neely
2)Reason for the notification a)Position / status	Director	President and Chief Executive Officer
b)Initial notification / amendment	Initial notification	Initial notification
3)Details of the issuer a)Name	TransGlobe Energy Corporation	TransGlobe Energy Corporation
b)Legal Entity Identifier	549300QMNS6BDY8UUB03	549300QMNS6BDY8UUB03
4)Details of transaction a)Description of financial instrument	Stock Option	Stock Option
b)Identification code	ISIN for TransGlobe Energy Corporation Ordinary Shares: CA8936621066	ISIN for TransGlobe Energy Corporation Ordinary Shares: CA8936621066
c)Nature of the transaction	Expiry of Stock Option	Expiry of Stock Option
d)Price(s) and volume(s)	Exercise Price: Cdn $4.99 Volume: 306,000	Exercise Price: Cdn $4.99 Volume: 162,000
e)Aggregated information: i)Price ii)Volume	Exercise Price: $4.99 Cdn per Stock Option Volume: 306,000 Stock Options	Exercise Price: $4.99 Cdn per Stock Option Volume: 162,000 Stock Options
f)Date of the transaction	May 14, 2020	May 14, 2020
g)Place of Transaction	Outside a trading venue	Outside a trading venue

About TransGlobe

TransGlobe Energy Corporation is a cash flow focused oil and gas exploration and development company whose current activities are concentrated in the Arab Republic of Egypt and Canada. TransGlobe’s common shares trade on the Toronto Stock Exchange and the AIM market of the London Stock Exchange under the symbol TGL and on the NASDAQ Exchange under the symbol TGA.

For further information, please contact:
TransGlobe Energy	Via FTI Consulting
Randy Neely, President and Chief Executive Officer
Eddie Ok, Chief Financial Officer

Canaccord Genuity (Nomad & Sole Broker)	+44 (0) 20 7523 8000
Henry Fitzgerald-O'Connor
James Asensio

FTI Consulting (Financial PR)	+44 (0) 20 3727 1000
Ben Brewerton	transglobeenergy@fticonsulting.com
Genevieve Ryan

Tailwind Associates (Investor Relations)
Darren Engels	darren@tailwindassociates.ca http://www.tailwindassociates.ca +1 403.618.8035 investor.relations@trans-globe.com http://www.trans-globe.com +1 403.264.9888